Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Second Amendment”) is made and entered into as of the 23rd day of July, 2015, by and between HINES GLOBAL REIT RIVERSIDE CENTER, LLC, a Delaware limited liability company (“Landlord”), and TECHTARGET, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to MA-Riverside Project, L.L.C.) and Tenant are parties to that certain lease dated August 4, 2009, which lease has been previously amended by a First Amendment dated November 18, 2010 (“First Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 96,275 rentable square feet (the “Original Premises”) on the first (1st), second (2nd), and third (3rd) floors of the building commonly known as One Riverside Center, located at 275 Grove Street, Newton, Massachusetts 02466 (the “Building”).

B.	Tenant has requested that additional space containing approximately 14,203 rentable square feet on the second (2nd) floor of the Building shown on Exhibit A, Second Amendment, attached hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended. Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows (capitalized terms used but not defined herein shall have the meanings given in the Lease):

I.	Expansion and Effective Date.

A.	Effective as of the Expansion Space Commencement Date (defined below), the Premises is increased from 96,275 rentable square feet on the first (1st), second (2nd) and third (3rd) floors to 110,478 rentable square feet on the first (1st), second (2nd) and third (3rd) floors by the addition of the Expansion Space. From and after the Expansion Space Commencement Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises for all purposes of the Lease. The Term for the Expansion Space shall commence on the Expansion Space Commencement Date, and end on the Termination Date. The Expansion Space is subject to all the terms and conditions of the Lease, except as expressly modified herein, and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

B.

The “Expansion Space Commencement Date” shall be the date upon which the Landlord Work (as defined in the Work Letter attached as Exhibit B, Second Amendment, attached hereto) in the Expansion Space has been substantially completed, except for any “punch list” items (which are defined as those items of work which can be completed after occupancy has been taken without causing undue interference with Tenant’s use of the Premises for the Permitted Uses), such that, upon the installation of Tenant’s furniture and telecommunications equipment in the Expansion Space, Landlord can obtain a certificate of occupancy for the Expansion Space. Promptly after such installation by Tenant, Landlord shall, as part of the Landlord Work, obtain such certificate of occupancy and deliver a copy thereof to Tenant. Upon the substantial completion of the Landlord Work, Landlord shall deliver a certificate to such effect from the general contractor performing the Landlord Work. If Landlord shall be delayed in substantially completing the Landlord Work in the Expansion Space as a result of the occurrence of a Tenant Delay (defined below), then, for purposes of determining the Expansion Space Commencement Date, the date of substantial completion, shall be deemed to be the day that said Landlord Work would have been substantially completed absent any such Tenant Delay(s). The estimated Expansion Space Commencement Date is January 1, 2016. A “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Landlord Work, including, without limitation, the following:

1.	Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Second Amendment, or, where no period is so specified, within five (5) Business Days after Landlord’s request therefor;

2.	Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord of the number of days of lead time required by such selection and that such selection may result in a delay;

3.	Changes requested or made by Tenant to previously approved plans and specifications (and the parties acknowledge that the fit plan attached hereto as Exhibit B-1 Second Amendment is approved);

4.	The performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or

5.	If the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

Tenant shall have the right to inspect the progress of Landlord’s Work from time to time upon reasonable notice and at reasonable times, and Landlord shall also respond to Tenant’s reasonable written or verbal requests for updates from time to time.

C.

Tenant shall have the right to give Landlord written notice, not later than one hundred twenty (120) days after the Expansion Space Commencement Date (and not later than the expiration of twelve (12) months after the Expansion Space Commencement Date as to latent defects), of respects in which the Landlord Work has not been performed in accordance with the Construction Plans (defined below). Landlord shall, as part of the Landlord Work, cause the general contractor to complete those items of the Landlord Work properly identified in any such notice. To the extent that Tenant has not timely delivered any such notices to Landlord on or prior to the applicable foregoing deadlines, Tenant shall be deemed to have acknowledged that all Landlord Work has been completed to Tenant’s satisfaction and that Tenant has waived any claim that Landlord has failed to perform any of the Landlord Work. From and after the expiration of such twelve (12) month period, Tenant shall be entitled to the benefit of any applicable warranties obtained by Landlord from third parties with respect to the Landlord Work provided that Tenant shall be solely responsible for enforcing such warranties directly against the party providing the same. Landlord shall assign, to the extent permissible and without recourse, all warranties to Tenant for the Landlord Work following said twelve (12) month period.

D.	If the Expansion Space Commencement Date does not occur on or before March 1, 2016, which date may be extended by reason of (i) any Tenant Delay and/or (ii) the failure of the existing tenant of the Expansion Space to vacate same on or before November 30, 2015 (provided that any extension of the Outside Delivery Date (defined below) under this clause (ii) shall not exceed sixty (60) days), then Tenant shall receive a credit against the next due installment(s) of Basic Rent in an amount equal to the product of (x) $1,692.69 multiplied by (y) the number of days that elapse after the Outside Delivery Date until the Expansion Space Commencement Date occurs. As used herein, the “Outside Delivery Date” means March 1, 2016, as the same may be extended as provided above.

II.	Basic Rent.

In addition to Tenant’s obligation to pay Basic Rent for the Original Premises, Tenant shall pay Basic Rent for the Expansion Space as follows:

Lease Year*	Annual Rate Per Square Foot	Annual Basic Rent		Monthly Basic Rent
Lease Year 1:	$43.50	$617,830.50		$51,485.88
Lease Year 2:	$44.50	$632,033.50		$52,669.46
Lease Year 3:	$45.50	$646,236.50		$53,853.04
Lease Year 4:	$46.50	$660,439.50		$55,036.63
Lease Year-2/29/20:	$47.50	$674,642.50	**	$56,220.21

*	For purposes hereof, “Lease Year” shall mean a twelve-month period beginning on the Expansion Space Commencement Date or any anniversary of the Expansion Space Commencement Date, except that if the Expansion Space Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Expansion Space Commencement Date and end on the last day of the month containing the first anniversary of the Expansion Space Commencement Date (and the Annual Basic Rent for such Lease Year shall be appropriately prorated), and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year.
**	annualized

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Electricity in Expansion Space. The consumption of electricity in the Expansion Space shall be measured by a separate submeter to be installed by Landlord as part of the Landlord Work.

IV.	Tenant’s Pro Rata Share.

Tenant’s Pro Rata Share for the Expansion Space is 2.80%.

V.	Expenses and Taxes with respect to the Expansion Space.

Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period,

(i)	the Base Year for the computation of Tenant’s Pro Rata Share of Expenses for the Expansion Space is calendar year 2016; and

(ii)	the Base Year for the computation of Tenant’s Pro Rata Share of Taxes for the Expansion Space is fiscal/tax year 2016 (i.e., July 1, 2015, through June 30, 2016).

VI.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as expressly provided in this Second Amendment.

B.	Responsibility for Improvements to Expansion Space. Landlord shall perform improvements to the Expansion Space in accordance with the Work Letter attached hereto as Exhibit B, Second Amendment.

C.	Tenant Access. During the performance of the Landlord Work, Landlord will cause the Contractor (as that term is defined in Exhibit B, Second Amendment) to cooperate with Tenant’s contractors to provide such contractors access to the Premises and the Building for the installation of Tenant’s telecommunications equipment and other furniture, fixtures, and equipment.

VII.	Landlord’s Corridor Work. Landlord shall, on or before the Expansion Space Commencement Date, perform work (“Landlord’s Corridor Work”) in and around the common corridor on the second (2nd) floor of the Building to construct a multi-tenant corridor. Landlord’s Corridor Work shall be performed in a good and workmanlike manner in accordance with applicable codes and shall be of a quality and finish at least equivalent to other common area corridors in the Building. Tenant acknowledges that the Landlord Common Corridor Work may be performed by Landlord during Normal Business Hours. Tenant shall reimburse Landlord, within thirty (30) days of billing therefor, Tenant’s Share (as hereinafter defined) of the costs of Landlord’s Common Corridor Work. “Tenant’s Share” shall be defined as 44.5%, calculated by dividing the rentable square feet of the Expansion Space (14,203 square feet) by the rentable square feet on the second (2nd) floor of the Building (31,940 square feet).

VIII.	Parking. Section 1.08 of the First Amendment is deleted and the following is substituted in its place:

Commencing as of the Expansion Space Commencement Date, the definition of “Parking Spaces” under Section 1.2 of the Lease shall be 332 parking spaces, subject to the terms of Section 2.2 of the Lease. Parking Spaces shall be allocated as follows:

332 parking spaces of which (i) 28 parking spaces shall be within the executive parking area under Building One, (ii) 234 parking spaces shall be in the exterior parking garage, and (iii) 70 parking spaces shall be located on the surface lot, all on a non-exclusive, first-come, first-served basis, and in accordance with the provisions of Exhibit G-1 to the Lease.

IX.	Right of First Offer. The Right of First Offer to Lease set forth in Article XVI of the Lease, as amended by Section 2 of the First Amendment, shall not apply to any premises on the second (2nd) floor of the Building.

X.	Notices.

For all purposes of the Lease, the notice address for Landlord is as follows:

Hines Global REIT Riverside Center, LLC

c/o Hines Global REIT Inc.

2800 Post Oak Boulevard, Suite 4800

Houston, Texas 77056

Attention: Sherri Shugart

With copies of any notices to Landlord shall be sent to:

Hines Interests Limited Partners

275 Grove Street

Newton, Massachusetts 02466

Attention: Property Manager

And

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, Massachusetts 02110

Attention: Riverside Center/Newton, Massachusetts

XI.	Liability

Section 14.4(e) of the Lease is hereby amended by adding to the end thereof the following:

“In no event shall Tenant ever be liable to Landlord for any indirect or consequential damages suffered by Landlord from whatever cause.”

XII.	Inapplicable Lease Provisions.

Article IV of the Lease (Term of Lease) shall have no applicability to this Second Amendment, Exhibit C to the Lease (Landlord’s Work), and Section 1.07 of the First Amendment (Preparation of the Additional Space) shall have no applicability with respect to this Second Amendment.

XIII.	Miscellaneous.

A.	This Second Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Second Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

D.	Submission of this Second Amendment by Landlord is not an offer to enter into this Second Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment, other than Colliers International (the “Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than the Broker, claiming to have represented Tenant in connection with this Second Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment, other than the Broker. Landlord agrees to pay any commission due to the Broker by reason of this Second Amendment pursuant to a separate agreement between Landlord and the Broker. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment.

G.	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

HINES GLOBAL REIT RIVERSIDE CENTER, LLC,

a Delaware limited liability company

By:	/s/ A. Blake Williams
Name:	A. Blake Williams
Title:	Authorized Agent

TENANT:

TECHTARGET,INC., a Delaware corporation

By:	/s/ Greg Strakosch
Name:	Greg Strakosch
Title:	CEO

EXHIBIT A, SECOND AMENDMENT

OUTLINE AND LOCATION OF EXPANSION SPACE

Exhibit A, Second Amendment

EXHIBIT B, SECOND AMENDMENT

WORK LETTER

This Exhibit is attached to and made a part of the Second Amendment by and between HINES GLOBAL REIT RIVERSIDE CENTER, LLC, a Delaware limited liability company (“Landlord”), and TECH TARGET, INC., a Delaware corporation (“Tenant”) for space in the Building located at One Riverside Center, Newton, Massachusetts 02466.

As used in this Workletter, the “Premises” shall be deemed to mean the Expansion Space, as defined in the Second Amendment to which this exhibit is attached.

A.

Landlord shall perform improvements to the Premises substantially in accordance with the plans prepared by DBA-W Architects (the “Architect”), dated July 1, 2015 (the “Plans”), a copy of which is attached hereto as Exhibit B-1, Second Amendment, and the project completion timeline (the “Timeline”) to be performed by the Contractor (defined below) and project/construction plans (“Construction Plans”) to be prepared by the Architect. Landlord shall cause the Architect to prepare the Construction Plans and to submit same to Landlord and Tenant for approval, which approval shall not be unreasonably withheld, delayed, or conditioned and which shall be deemed to have been given unless the objecting party shall give the other party written notice of disapproval, which notice shall state in reasonable detail the objection(s) thereto and the corrective measures required. Tenant shall have no right to disapprove the Construction Plans except to the extent the same are inconsistent with the Plans or call for materials or finishes not consistent with those in the Original Premises. Landlord shall use reasonable efforts to cause the contractor selected from among the Approved Contractors (the “Contractor”) to complete the work specified in the Plans and the Construction Plans using substantially the same materials and finishes as those in the Original Premises. The improvements to be performed in accordance with the Plans and the Construction Plans are hereinafter referred to as the “Landlord Work.” Notwithstanding that the Plans and Construction Plans depict workstations, Landlord and Tenant agree that the Landlord Work does not include (i) the installation of any workstations, including, without limitation, the wiring and connection thereof to the telecommunications systems serving the Premises, (ii) modification of Tenant’s security system, or (iii) any other of Tenant’s equipment or personal property, Tenant shall be responsible, at its expense for providing and installing any workstations in the Expansion Space and connecting same to the utility and telecommunications systems serving the Premises, and for providing and installing any other of Tenant’s equipment and personal property. Tenant may apply any unexpended portion (after completion of the Landlord Work) of the Maximum Amount toward the cost of such installation. It is agreed that construction of the Landlord Work is intended to be “turn-key” and will be completed at Landlord’s sole cost and expense (subject to the Maximum Amount and further subject to the terms of Paragraph D below) using substantially the same methods, materials and finishes as those in the Original Premises. Landlord and Tenant agree that Landlord’s obligation to pay for the cost of Landlord Work (inclusive of the cost of preparing Plans, obtaining permits, a construction management fee equal to 4% of the total construction costs, and other related costs) shall be limited to $355,075.00 (i.e., $25.00 per rentable square foot of floor area in the Expansion Space) (the “Maximum Amount”) and that Tenant shall be responsible for the cost of Landlord Work to the extent that it exceeds the Maximum Amount. Landlord shall complete submission of bid packages for the Landlord Work to at least three (3) separate contractors, two (2) of which shall be

Exhibit B, Second Amendment

selected by Landlord one (1) of which shall be selected by Tenant, the initial and final selection of which shall be approved in writing by Tenant, which approval shall not be unreasonably withheld (the “Approved Contractors”). The bids (“Bids”) prepared by the Approved Contractors, which bids shall include a Timeline from each of the Approved Contractors, shall be submitted to Tenant. Landlord shall review the bids with Tenant. Tenant shall, within three (3) days of receipt of said Bids, select which of the Approved Contractors shall perform the Landlord Work, subject to Landlord’s written approval thereof, which approval shall not be unreasonably withheld. Landlord’s supervision of the performance of any work for or on behalf of Tenant shall not be deemed a representation by Landlord that the improvements constructed in accordance with the Plans and Construction Plans and any revisions thereto will be adequate for Tenant’s use, it being agreed that Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, functionality of design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment).

B.	If Landlord’s estimate and/or the actual cost of the Landlord Work shall exceed the Maximum Amount, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate. After the expiration of such 3 Business Day period, any delay in the commencement or performance of the Landlord Work resulting from the exercise of Tenant’s rights under this Paragraph B, including, without limitation, any time during which Landlord and Tenant discuss alternative work, pricing, and the like, the time required to prepare and approve any changes to the plans and specifications for Landlord’s Work, any time during which Landlord’s Work is halted pending resolution of any such alternatives, and any additional time required for the performance of Landlord’s Work resulting from any agreed changes, shall constitute Tenant Delay.

C.	If Landlord’s estimate and/or the actual cost of construction shall exceed the Maximum Amount (such amounts exceeding the Maximum Amount being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs as follows: 50% upon approval or deemed approval of the Construction Plans and 50% upon substantial completion thereof as certified by Landlord’s architect. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same in accordance with the above provision constitutes an event of default under the Lease.

D.

If Tenant shall request any revisions to the Plans or the Construction Plans after approval, Landlord shall have such revisions prepared at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for the cost of preparing any such revisions to the Plans, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost in the Landlord Work, if any, resulting from such revisions to the Plans. Tenant, within three Business Days, shall notify Landlord in writing whether it desires to

Exhibit B, Second Amendment

proceed with such revisions. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested revision. Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting from any revision to the Plans. If such revisions result in an increase in the cost of Landlord Work, such increased costs, plus any applicable state sales or use tax thereon, and permit, design and construction management fees, shall be payable by Tenant as follows: 50% upon Tenant’s authorization to proceed with such work and 50% upon substantial completion thereof as certified by Landlord’s architect. Notwithstanding anything herein to the contrary, all revisions to the Plans shall be subject to the approval of Landlord and Tenant.

E.	Tenant shall not be responsible for any increase in the cost of the Landlord Work or any delay in the completion thereof to the extent the same results from Landlord’s failure to perform its obligations under this Exhibit B, Second Amendment or the construction contract with the Contractor.

F.	Any portion of the Maximum Amount which exceeds the cost of the Landlord Work or is otherwise remaining after completion of the Landlord Work, shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

G.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Exhibit B, Second Amendment

EXHIBIT B-1, SECOND AMENDMENT

PLANS

Exhibit B-1, Second Amendment